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Exhibit 99.1

August 18, 2003

WASHINGTON GROUP INTERNATIONAL REPORTS
SECOND QUARTER 2003 RESULTS

Backlog Grows By $198 Million
Cash Grows by $75 Million

Financial Highlights

  •
  Revenue for the quarter was $634.7 million.

  •
  Operating income was $45.8 million.

  •
  Net income was $18.0 million, resulting in earnings per share of $0.72 (before special charges of $3.7 million).

  •
  EBITDA was $44.5 million.

  •
  New work awards of $862.1 million exceeded revenue by $220.9 million.

  •
  Backlog at the end of the quarter was $2.98 billion, up $198.2 million from end of first quarter.

  •
  Cash on hand was $202.0 million, $75.3 million ahead of last quarter; no debt was outstanding during the quarter.

        Boise, Idaho, August 18, 2003—Washington Group International, Inc. (NASDAQ: WGII) today announced financial results for its second quarter ended July 4, 2003.

        For the second quarter of 2003, the company reported revenue of $634.7 million, down approximately $326 million from the second quarter of 2002. The decline in revenue resulted from a number of anticipated events, including the completion or winding down of several large projects and the decline in revenue associated with the divestiture of the Electro-Mechanical Division (EMD) which was sold in October 2002. Operating income for the second quarter of 2003 was $45.8 million, up $11.6 million from $34.2 million for the second quarter of 2002. Net income for the second quarter of 2003, was $18.0 million, or $0.72 per basic and diluted share before reorganization items of $3.7 million ($0.15 per share), compared with net income of $9.2 million, or $0.37 per basic and diluted share, for the second quarter of 2002. The increase in earnings was due in part to improved performance on work completed during the quarter and reflects favorably on the company's disciplined project execution skills. The quality of earnings also improved during the quarter as pre-tax earnings contained only $0.4 million of normal profit (an accounting convention that requires all contracts acquired to be recorded at fair value) compared to $15.7 million of normal profit for the second quarter of 2002. The quarter also included a $5.7 million pre-tax charge resulting from an under accrual of employee benefits related to periods prior to our emergence from reorganization.

        New work awards in the second quarter of 2003 were $862.1 million, up $141.7 million from new work awards of $720.4 million in the second quarter of 2002. Backlog at the end of the second quarter of 2003 was $2.98 billion, up $198.2 million from the end of the first quarter of 2003. The increase in backlog was led by the company's Infrastructure business unit which booked $367.2 million of new work in the quarter, it's best quarter since emergence.

        "On a new work, net income and cash production basis, the second quarter was truly outstanding," stated Stephen G. Hanks, president and chief executive officer. "Pro forma earnings per share for the quarter of $0.72 increased 95% from the second quarter of 2002, and by 41% from the first quarter of this year. It is the highest quarterly net income in the company's 91-year history. The character and nature of work represented in our backlog and revenue is changing from construction to professional management services. Today, over two-thirds of our revenue is from cost-reimbursable long-term projects where we perform professional management services for sophisticated customers like the Department of Energy, the Department of Defense and major industrial, power, and manufacturing companies. We have such a strong base of cost-plus work that we can be very selective about the fixed-price construction work we undertake as we continue to build the business.

        "We have updated our guidance for 2003 based on our performance in the first half of the year. Some of our operating income in the first half of 2003 was attributable to events such as performance incentive payments and claims recoveries, which are a recurring part of our business. However, the timing and size of the income from these types of occurrences is impossible to predict until a project is completed or a claim is finally resolved. We do not recognize any income until substantially all uncertainty has been eliminated. Therefore, we are not assuming that the first half's results will be repeated in the second half of 2003, and our updated guidance reflects our best judgment about how work will unfold over the next year and a half.

Outlook

        "Our diversity strategy is working as planned. The outlook for the Defense, Energy & Environment, and Mining markets is favorable, and we expect these business units will make significant contributions to the bottom line for the balance of the year," stated Hanks. "In our Infrastructure and Industrial Process markets we expect to feel the effects of the slowdown in both public and private sector construction spending, and we continue to size these businesses to reflect current market conditions."

Impact of Businesses Recently Sold

        As previously announced, on April 21, 2003, Washington Group completed the sale of the Petrochemical Technology Center in Cambridge, Massachusetts for $17.7 million and recognized a pre-tax gain of approximately $4.6 million.

        On October 28, 2002, the company completed the sale of EMD to Curtiss-Wright. Until the date of sale in 2002, the company included EMD in its financial results. In the second quarter of 2002, EMD generated revenues of $42.5 million, operating income of $3.7 million and net income of $1.3 million. New work attributable to EMD was $36.2 million for the second quarter of 2002 and backlog was $280.7 million at the end of that quarter.

Business Unit Performance

  •
  Energy & Environment: Revenue of $100.9 million for the second quarter of 2003 declined $73.3 million, or 42%, from the comparable period of 2002. The decline in revenue was due in part to the sale of EMD, which recognized revenue of $42.5 million in the second quarter of 2002, and the winding down of a large cost-type contract. Operating income for the second quarter of 2003 declined $0.6 million from the same period in 2002. The decline was attributable primarily to the sale of EMD, which generated $3.7 million in operating income for the second quarter of 2002. Operating income for the second quarter of 2003 was favorably impacted by the renegotiation of a large operations, maintenance and management contract. New work awards for the three-month period totaled $96.0 million, up 18% from the comparable period of 2002.

    Backlog at the end of the second quarter of 2003 was $383.6 million, down $3.2 million from year end 2002.

  •
  Defense: Revenue of $124.9 million for the second quarter of 2003 declined $15.1 million, or 11%, from the comparable period of 2002 due to the completion of the construction phase on two major projects in 2002 and transition to the operation and maintenance phase of work. Operating income for the second quarter of 2003 increased by $6.1 million from the comparable period of 2002 as a result of a negotiated settlement on a construction project of $5.6 million. New work awards for the three-month period were $118.4 million, up $7.0 million from the comparable period of 2002. Backlog at the end of the second quarter of 2003 was $616.9 million, down $30.6 million from year end 2002.

  •
  Mining: Revenue of $21.4 million for the second quarter of 2003 increased $2.8 million, or 15%, over the comparable period of 2002. Operating income for the second quarter of 2003 increased by $1.0 million over the comparable period of 2002. The MIBRAG mbh mining venture in Germany, which accounts for a significant portion of the unit's operating income, produced stronger earnings as a result of favorable foreign currency exchange rates, improved pricing resulting from contract renegotiations in the fourth quarter of 2002, and an increase in the volume of coal sales. Experiencing an upturn in the business as a result of two new projects, new work awards for the three-month period totaled $118.1 million, up $100.2 million from the comparable period of 2002. Backlog at the end of the second quarter of 2003 was $374.5 million, up $94.7 million from year end 2002.

  •
  Power: Revenue of $125.2 million for the second quarter of 2003 declined $144.3 million, or 54%, from the comparable period of 2002. The decline in revenue was primarily due to the completion and winding down of four acquired projects and the completion of a simple cycle plant and a plant modification program. Operating income for the second quarter of 2003 increased $9.9 million from the comparable period in 2002. The increase in operating income was due to outstanding contract performance on a steam generator replacement project which resulted in earnings of approximately $9.7 million. New work awards for the three-month period totaled $78.9 million, down 77% from the comparable period of 2002. Backlog at the end of the second quarter of 2003 was $439.4 million, up $137.0 million from year end 2002.

  •
  Infrastructure: Revenue of $143.1 million for the second quarter of 2003 declined $45.6 million, or 24%, from the comparable period in 2002. The decline in revenue was primarily due to the substantial completion of a number of projects. Significant sources of revenue in the quarter included a light rail project in New Jersey and a variety of highway and heavy construction work and engineering services projects. Operating income increased by $1.1 million for the second quarter of 2003 from the comparable period of 2002. Operating income for the second quarter of 2002 was negatively impacted by the recognition of contract value adjustments of $14.5 million, which was substantially offset by the recognition of normal profit of $13.2 million. Comparatively, normal profit recognized in the second quarter of 2003 was only $0.4 million. New work awards for the three-month period totaled $367.2 million, up $294.5 million from the comparable period of 2002. Backlog at the end of the second quarter of 2003 was $894.4 million, up $128.3 million from year end 2002.

  •
  Industrial Process: Revenue of $120.5 million for the second quarter of 2003 declined $47.7 million, or 28%, compared to the same period in 2002. The decline in revenue was due to the softness of the domestic and international economies and related reduction in demand and capital spending for services provided in this market. Operating income for the second quarter of 2003 declined $2.0 million from the comparable period in 2002. The decline in operating income was due to a $2.0 million provision recognized in the second quarter of 2003 related to a foreign project. New work awards for the three-month period totaled $85.5 million, down 7%

    from the comparable period of 2002. Backlog at the end of the second quarter of 2003 was $274.6 million, down $83.1 million from year end 2002.

Financial Position and Cash Flow

        During the quarter, cash on hand increased by $75.3 million to $202.0 million. In addition to strong earnings, cash flow for the quarter was largely driven by improvements in working capital of approximately $36 million, the sale of the Petrochemical Technology Center business for $17.7 million, and the sale of construction equipment from a dam and hydroproject in the Philippines for $6.3 million. There were no borrowings under the credit facility during the quarter and no debt outstanding at quarter end.

Updated 2003—2004 Guidance

        Washington Group does not, as a matter of course, publish its business plans, budgets or strategies, or make external projections or forecast of its anticipated financial position or results of operations. However, because the company was required to file projections with the bankruptcy court in 2001 in connection with its reorganization proceedings, the company believes it is appropriate to update previously issued guidance when new information becomes available.

WASHINGTON GROUP INTERNATIONAL, INC.

2003—2004 FINANCIAL GUIDANCE
PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited
($ in Millions)

Update Guidance
	2003		2004
	Previous	Update	Previous	Update
New Work	$2,900—3,200	2,900—3,200	$3,300—3,700	2,900—3,200
Ending Backlog	3,000—3,300	3,100—3,400	3,500—3,900	3,600—3,900
Revenue	2,500—2,800	2,300—2,600	2,800—3,100	2,400—2,700
Operating Income	85—95	115—125	105—115	105—115
Net Income	30—35	35—40	35—45	35—45
EPS	1.20—1.40	1.40—1.60	1.40—1.80	1.40—1.80

2003

        Overall, revenue is projected to be down about $200 million from earlier guidance with Industrial Process' soft markets accounting for approximately one-half of the reduction, and the delay in bookings for Infrastructure accounting for the other half.

        Operating income is projected to increase approximately $30 million with Power (successful steam generator replacement project), Defense (settlement with U.S. Department of State) and Energy & Environment (improved performance on DOE projects and the favorable impact of renegotiated contracts) more than offsetting weakness in Industrial Process markets.

        Also impacting the forecast for 2003 is the projected write-off of $10 million in debt issuance costs ($6 million after tax), or $0.24 per share, in connection with the refinancing of the exit facility in the second half of this year.

2004

        Generally, both new work and revenue are down from the earlier guidance reflecting the ongoing weakness in the Industrial Process markets and the potential for funding reductions of Infrastructure projects by state governments.

        Operating income is forecast to remain approximately the same as previous guidance with improved results in Power, Defense and Energy & Environment offsetting the impact of lower revenue forecasts for Industrial Process and Infrastructure.

        Interest expense is forecast to be approximately $7 million lower reflecting the fact that the refinancing will take place in 2003 rather than 2004.

Investor Conference Call

        Washington Group International will host an investor conference call to discuss second quarter 2003 results on August 19, 2003, at 9:00 a.m. (ET). The company will provide a webcast of its call live over the Internet on its corporate web site at www.wgint.com. Participants should allow approximately five minutes prior to the call's start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will be made available a few hours following the end of the live call.

        Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides premier science, engineering, construction, operations, program-management, and development services in 15 major markets.

Markets Served

        Energy, consumer products, environmental, government, heavy civil, industrial, manufacturing, mining, nuclear services, facilities management, process, telecommunications, transportation, water resources, and weapons demilitarization.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties. Actual results my vary materially as a result of changes or developments in social, economic, business market, legal and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies. We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments. Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives. For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see "Note Regarding Forward-looking Information" and "Item 1. Business—Risk Factors" in Washington Group's annual report on Form 10-K for fiscal year 2002.

Investor Contact	Media Contact
Terry K. Eller	Jack Herrmann
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5722	208-386-5532
terry.eller@wgint.com	jack.herrmann@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(UNAUDITED)

	Three months ended		Six months ended
	July 4, 2003 (Pro forma)(a)	June 28, 2002	July 4, 2003 Pro forma(a)	June 28, 2002 (Pro forma)(a)
Revenue(b)	$634,765	$960,507	$1,292,230	$1,917,449

Gross profit(b)	$47,705	$41,223	$85,205	$80,235
Equity in net earnings of unconsolidated affiliates(b)	6,506	4,493	15,268	11,175
General and administrative expenses	(13,025)	(11,547)	(23,136)	(23,785)
Restructuring charges	—	—	—	(625)
Other operating income	4,605	—	4,605	—

Operating income	45,791	34,169	81,942	67,000
Investment income	465	172	831	572
Interest expense	(6,449)	(7,461)	(13,394)	(13,192)
Other income (expense), net	(607)	132	(680)	2,212

Income before income taxes, minority interests and bankruptcy related items	39,200	27,012	68,699	56,592
Income tax expense	(15,678)	(12,260)	(28,510)	(24,920)
Minority interests in income of consolidated subsidiaries	(5,534)	(5,516)	(9,421)	(9,588)

Net income before bankruptcy related items	$17,988	$9,236	$30,768	$22,084

Net income per share before bankruptcy related items
Basic and diluted	$.72	$.37	$1.23	$.88

Common shares used
Basic	25,000	25,000	25,000	25,000
Diluted	25,123	25,000	25,066	25,000

(a)
For an explanation of pro forma adjustments, see "Reconciliation of GAAP to Pro Forma Summary Financial Data" provided further within this earnings release.

(b)
Revenue and gross profit, as reported in our prior year quarterly earnings releases, have been reclassified to present equity in net earnings of unconsolidated affiliates as a separate component of operating income. Previously, equity in net earnings of unconsolidated affiliates had been reported as a component of total revenue.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except per share data)
(UNAUDITED)

	Successor Company
	July 4, 2003	January 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$201,951	$171,192
Accounts receivable, including retentions of $22,079 and $23,546, respectively	233,032	261,925
Unbilled receivables	130,211	131,043
Investments in and advances to construction joint ventures	19,227	23,271
Deferred income taxes	64,452	74,223
Assets held for sale	—	23,543
Other	38,028	45,897

Total current assets	686,901	731,094

Investments and other assets
Equity in unconsolidated affiliates	129,572	99,356
Goodwill	379,019	387,254
Deferred income taxes	45,366	51,219
Other assets	21,907	27,210

Total investments and other assets	575,864	565,039

Property and equipment
Construction equipment	107,728	124,099
Land and improvements	5,950	5,950
Buildings and improvements	12,979	12,377
Equipment and fixtures	26,667	25,233

Total property and equipment	153,324	167,659
Less accumulated depreciation	(60,941)	(48,428)

Property and equipment, net	92,383	119,231

Total assets	$1,355,148	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except per share data)
(UNAUDITED)

	Successor Company
	July 4, 2003	January 3, 2003
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $20,925 and $19,623, respectively	$139,582	$165,618
Billings in excess of cost and estimated earnings on uncompleted contracts	178,919	202,600
Accrued salaries, wages and benefits, including compensated absences of $49,300 and $43,580, respectively	126,531	136,214
Other accrued liabilities	65,455	82,513
Liabilities held for sale	—	8,167

Total current liabilities	510,487	595,112

Non-current liabilities
Self-insurance reserves	59,595	69,934
Pension and post-retirement benefit obligations	98,716	97,453

Total non-current liabilities	158,311	167,387

Contingencies and commitments

Minority interests	55,551	56,115

Stockholders' equity
Preferred stock, par value $.01, 10,000 shares authorized	—	—
Common stock, par value $.01, 100,000 shares authorized; 5,000 shares issued	250	250
Capital in excess of par value	521,103	521,103
Stock purchase warrants	28,647	28,647
Retained earnings	64,769	37,701
Accumulated other comprehensive income	16,030	9,049

Total stockholders' equity	630,799	596,750

Total liabilities and stockholders' equity	$1,355,148	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(UNAUDITED)

	Successor Company		Predecessor Company
	Six months ended July 4, 2003	Five months ended June 28, 2002	One month ended February 1, 2002
Operating activities
Net income	$27,068	$18,753	$522,150
Reorganization items	3,700	—	36,979
Adjustments to reconcile net income to cash provided (used) by operating activities:
Reorganization items
Cash paid for reorganization items	(6,292)	(8,513)	(20,548)
Fresh-start adjustments	—	—	35,078
Extraordinary item—gain on debt discharge	—	—	(567,193)
Depreciation of property and equipment	18,469	26,830	5,612
Amortization of prepaid loan fees	6,050	5,042	624
Normal profit	(1,136)	(24,263)	(3,518)
Deferred income taxes	20,099	13,356	(10,109)
Minority interests in income of consolidated subsidiaries, before income taxes	15,451	13,532	2,094
Equity in net earnings of unconsolidated affiliates less dividends received	(13,602)	(78)	(3,109)
Loss (gain) on sale of assets, net	(5,501)	(769)	227
Decrease (increase) in net operating assets and other	(45,826)	(17,354)	8,301

Net cash provided by operating activities	18,480	26,536	6,588

Investing activities
Property and equipment acquisitions	(5,970)	(11,947)	(3,903)
Property and equipment disposals	15,091	5,429	2,339
Proceeds from sale of business	17,700	—	—

Net cash provided (used) by investing activities	26,821	(6,518)	(1,564)

Financing activities
Payment on senior secured credit facilities	—	—	(20,000)
Financing and bonding fees	—	—	(34,749)
Net borrowings (repayments) from credit agreement	—	(40,000)	40,000
Distributions to minority interests, net	(14,542)	(7,948)	(227)

Net cash used by financing activities	(14,542)	(47,948)	(14,976)

Increase (decrease) in cash and cash equivalents	30,759	(27,930)	(9,952)
Cash and cash equivalents at beginning of period	171,192	128,201	138,153

Cash and cash equivalents at end of period	$201,951	$100,271	$128,201

WASHINGTON GROUP INTERNATIONAL, INC.
SEGMENT INFORMATION
(UNAUDITED)

	Three months ended		Six months ended
REVENUE (In millions)	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002(a)
Power	$125.2	$269.5	$301.4	$518.8
Infrastructure	143.1	188.7	264.8	407.5
Mining	21.4	18.6	35.9	32.5
Industrial/Process	120.5	168.2	240.2	340.8
Defense	124.9	140.0	256.1	299.8
Energy & Environment	100.9	174.2	189.0	311.2
Intersegment, eliminations and other	(1.3)	1.3	4.8	6.8

Total consolidated revenues	$634.7	$960.5	$1,292.2	$1,917.4

	Three months ended		Six months ended
OPERATING INCOME (In millions)	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002(a)
Power	$15.9	$6.0	$23.3	$12.5
Infrastructure	3.9	2.8	10.8	14.5
Mining	7.4	6.4	15.8	13.1
Industrial/Process	.3	2.3	3.6	4.7
Defense	12.7	6.6	26.4	12.1
Energy & Environment	20.9	21.5	28.9	37.2
Intersegment and other unallocated operating costs	(2.3)	.1	(3.7)	(2.7)
General and administrative expense, corporate	(13.0)	(11.5)	(23.1)	(23.8)
Restructuring charges	—	—	—	(.6)

Total operating income	$45.8	$34.2	$82.0	$67.0

(a)
For comparative purposes, the segment information provided above for the six months ended June 28, 2002 combines information of reorganized Washington Group International for the five months ended June 28, 2002 with information of pre-reorganization Washington Group International for the one month ended February 1, 2002. See "Reconciliation of GAAP Segment Information to Pro Forma for the Six Months Ended June 28, 2002" below.

	Three months ended		Six months ended
NEW WORK (In millions)	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002
Power	$78.9	$342.9	$438.7	$526.4
Infrastructure	367.2	72.7	393.1	302.2
Mining	118.1	17.9	145.3	55.4
Industrial/Process	85.5	92.3	226.6	261.4
Defense	118.4	111.4	225.5	276.0
Energy & Environment	96.0	81.6	185.4	256.0
Other	(2.0)	1.6	12.7	10.1

Total new work	$862.1	$720.4	$1,627.3	$1,687.5

BACKLOG (In millions)	July 4, 2003	April 4, 2003	January 3, 2003	June 28, 2002
Power	$439.4	$486.0	$302.4	$435.1
Infrastructure	894.4	670.3	766.1	953.8
Mining	374.5	283.9	279.8	273.4
Industrial/Process	274.6	309.9	357.7	375.1
Defense	616.9	623.4	647.5	471.2
Energy & Environment	383.6	388.3	386.8	618.4
Other	—	23.4	14.8	10.6

Total backlog	$2,983.4	$2,785.2	$2,755.1	$3,137.6

EBITDA

        Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is presented because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity. In addition, management includes it in various performance measures that it routinely produces and analyzes as a measure of our company's liquidity. EBITDA is not a measure computed in accordance with generally accepted accounting principles ("GAAP"), and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of operating performance, profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

        Our calculation of EBITDA represents earnings before interest, taxes, depreciation and amortization and normal profit. Components of EBITDA are presented below in millions:

	Three months ended		Six months ended
EBITDA (Unaudited)	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002(a)
Net income	$14.3	$9.2	$27.1	$540.9
Taxes	15.7	12.3	28.5	1.2
Interest expense	6.5	7.5	13.4	13.2
Depreciation and amortization(b)	8.4	16.3	18.4	32.4
Normal profit	(.4)	(15.7)	(1.1)	(27.7)

Total(c)	$44.5	$29.6	$86.3	$560.0

(a)
For comparative purposes, the financial information provided above for the six months ended June 28, 2002 combines information of the reorganized company for the five months ended June 28, 2002 with pre-reorganization information for the one month ended February 1, 2002.

(b)
Depreciation includes $2.7 million and $6.8 million for the three and six months ended July 4, 2003, respectively, and $7.4 million and $15.3 million for the three and six months ended June 28, 2002, respectively, of depreciation on equipment used on a dam and hydropower project in the Philippines.

(c)
EBITDA for the three and six months ended July 4, 2003 includes reorganization items of $(3.7) million, which provided no tax benefit. For the six months ended June 28, 2002, EBITDA includes bankruptcy related items of $(48.4) million after tax for reorganization items and extraordinary gain on debt discharge of $567.2 million after tax.

RECONCILIATION OF GAAP TO PRO FORMA SUMMARY FINANCIAL DATA

        Washington Group International's financial results for the three months ended July 4, 2003 and for the six months ended July 4, 2003 and June 28, 2002 presented in this news release are pro forma in nature.

The results for the three and six months ended July 4, 2003 are adjusted as follows:

  •
  The results exclude the effects of reorganization items accrued of $3.7 million, which resulted from professional fees and expenses related to the bankruptcy proceedings.

The results for the six months ended June 28, 2002 are adjusted as follows:

  •
  Washington Group International successfully emerged from bankruptcy protection as a reorganized company on January 25, 2002 and began reporting as a new entity effective February 1, 2002. Generally accepted accounting principles require Washington Group International to report its results for the reorganized entity separately from those of the company as it existed prior to its reorganization. The results of operations for the six months ended June 28, 2002 combine the results of the reorganized company for the five months ended June 28, 2002 with pre-reorganization results for the one month ended February 1, 2002.

  •
  The results exclude the extraordinary gain of $567.2 million arising from the discharge of liabilities in connection with the company's emergence from bankruptcy protection; and

  •
  The results exclude the effects of reorganization items, including "fresh-start" accounting to reflect the financial position at fair value as a newly reorganized company on February 1, 2002 which resulted in a charge to earnings of $36.0 million, and professional fees and expenses related to the bankruptcy proceeding of $36.1 million, which together totaled $72.1 million ($48.4 million after tax).

        A reconciliation of the results reported under GAAP to the pro forma summary results is included below.

(In millions) (UNAUDITED)	Three months ended July 4, 2003	Adjustments	Three months ended July 4, 2003 (Pro forma)
Revenue	$634.7	$—	$634.7

Gross profit	$47.7	$—	$47.7
Equity in net earnings of unconsolidated affiliates	6.5	—	6.5
General and administrative expenses	(13.0)	—	(13.0)
Restructuring charges	—	—	—
Other operating income	4.6	—	4.6

Operating income	45.8	—	45.8
Investment income	.5	—	.5
Interest expense	(6.5)	—	(6.5)
Other income (expense), net	(.6)	—	(.6)

Income before reorganization items, income taxes, minority interests and extraordinary item	39.2	—	39.2
Reorganization items	(3.7)	3.7	—
Income tax expense	(15.7)	—	(15.7)
Minority interests in income of consolidated subsidiaries	(5.5)	—	(5.5)

Income before extraordinary item	14.3	3.7	18.0
Extraordinary item	—	—	—

Net income	$14.3	$3.7	$18.0

(In millions) (UNAUDITED)	Six months ended July 4, 2003	Adjustments	Six months ended July 4, 2003 (Pro forma)
Revenue	$1,292.2	$—	$1,292.2

Gross profit	$85.2	$—	$85.2
Equity in net earnings of unconsolidated affiliates	15.3	—	15.3
General and administrative expenses	(23.1)	—	(23.1)
Restructuring charges	—	—	—
Other operating income	4.6	—	4.6

Operating income	82.0	—	82.0
Investment income	.8	—	.8
Interest expense	(13.4)	—	(13.4)
Other income (expense), net	(.7)	—	(.7)

Income before reorganization items, income taxes, minority interests and extraordinary item	68.7	—	68.7
Reorganization items	(3.7)	3.7	—
Income tax expense	(28.5)	—	(28.5)
Minority interests in income of consolidated subsidiaries	(9.4)	—	(9.4)

Income before extraordinary item	27.1	3.7	30.8
Extraordinary item	—	—	—

Net income	$27.1	$3.7	$30.8

(In millions) (UNAUDITED)	Five months ended June 28, 2002	One month ended February 1, 2002	Adjustments	Six months ended June 28, 2002 (Pro forma)
Revenue	$1,567.5	$349.9	$—	$1,917.4

Gross profit	$69.1	$11.1	$—	$80.2
Equity in net earnings of unconsolidated affiliates	8.1	3.1	—	11.2
General and administrative expenses	(19.6)	(4.2)	—	(23.8)
Restructuring charges	—	(.6)	—	(.6)

Operating income	57.6	9.4	—	67.0
Investment income	.2	.4	—	.6
Interest expense	(12.0)	(1.2)	—	(13.2)
Other income (expense), net	2.7	(.5)	—	2.2

Income before reorganization items, income taxes, minority interests and extraordinary item	48.5	8.1	—	56.6
Reorganization items	—	(72.1)	72.1	—
Income tax (expense) benefit	(21.3)	20.1	(23.7)	(24.9)
Minority interests in income of consolidated subsidiaries	(8.5)	(1.1)	—	(9.6)

Income (loss) before extraordinary item	18.7	(45.0)	48.4	22.1
Extraordinary item—gain on debt discharge, net of tax of $343.5	—	567.2	(567.2)	—

Net income	$18.7	$522.2	$(518.8)	$22.1

WASHINGTON GROUP INTERNATIONAL, INC.
RECONCILIATION OF GAAP SEGMENT INFORMATION
TO PRO FORMA FINANCIAL INFORMATION
FOR THE SIX MONTHS ENDED JUNE 28, 2002
(UNAUDITED)

        Generally accepted accounting principles require Washington Group International to report its results for the reorganized entity separately from those of the company as it existed prior to the reorganization. Following are segment information of the reorganized company for the five months ended June 28, 2002 and pre-reorganization segment information for one month ended February 1, 2002, as well as combined segment information for the six months ended June 28, 2002.

REVENUE (In millions)	Five months ended June 28, 2002	One month ended February 1, 2002	Six months ended June 28, 2002 (Pro forma)
Power	$433.3	$85.5	$518.8
Infrastructure	327.6	79.9	407.5
Mining	27.2	5.3	32.5
Industrial/Process	276.5	64.3	340.8
Defense	237.7	62.1	299.8
Energy & Environment	260.8	50.4	311.2
Intersegment, eliminations and other	4.4	2.4	6.8

Total consolidated revenues	$1,567.5	$349.9	$1,917.4

OPERATING INCOME (In millions)	Five months ended June 28, 2002	One month ended February 1, 2002	Six months ended June 28, 2002 (Pro forma)
Power	$12.3	$.2	$12.5
Infrastructure	11.5	3.0	14.5
Mining	9.9	3.2	13.1
Industrial/Process	4.1	.6	4.7
Defense	10.2	1.9	12.1
Energy & Environment	31.6	5.6	37.2
Intersegment and other unallocated operating costs	(2.4)	(.9)	(3.3)
General and administrative expense, corporate	(19.6)	(4.2)	(23.8)

Total operating income	$57.6	$9.4	$67.0

RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

        Washington Group International believes that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided by operating activities for each of the periods for which EBITDA is presented in this news release.

	Three months ended		Six months ended
(In millions)	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002(a)
EBITDA	$44.5	$29.6	$86.3	$560.0
Tax expense	(15.7)	(12.3)	(28.5)	(1.2)
Interest expense	(6.5)	(7.5)	(13.4)	(13.2)
Reorganization items	3.7	—	3.7	72.1
Extraordinary item—gain on bankruptcy	—	—	—	(567.2)
Cash paid for reorganization items	(3.8)	(8.6)	(6.3)	(29.1)
Amortization of prepaid loan fees	3.0	2.5	6.0	5.7
Deferred income taxes	11.4	7.8	20.1	3.2
Minority interest in income of consolidated subsidiaries	9.1	8.8	15.5	15.6
Equity in net earnings of unconsolidated affiliates less dividends received	(5.4)	(3.5)	(13.6)	(3.2)
Gain on sale of assets, net	(5.1)	(.9)	(5.5)	(.5)
Other operating cash flow items	31.0	15.0	(45.8)	(9.1)

Net cash provided by operating activities	$66.2	$30.9	$18.5	$33.1

Net cash provided by operating activities for the six months ended July 4, 2003	$18.5
Less: Net cash used by operating activities for the three months ended April 4, 2003	(47.7)

Net cash provided by operating activities for the three months ended July 4, 2003	$66.2

Net cash provided by operating activities for the five months ended June 28, 2002		$26.5
Less: Net cash used by operating activities for the two months ended March 29, 2002		(4.4)

Net cash provided by operating activities for the three months ended June 28, 2002		$30.9

Net cash used by operating activities for the five months ended June 28, 2002				$26.5
Plus: Net cash provided by operating activities for the one month ended February 1, 2002				6.6

Net cash provided by operating activities for the six months ended June 28, 2002				$33.1

(a)
For comparative purposes, the financial information provided above for the six months ended June 28, 2002 combines information of the reorganized company for the five months ended June 28, 2002 with pre-reorganization information for the one month ended February 1, 2002.

QuickLinks

  Exhibit 99.1
August 18, 2003 WASHINGTON GROUP INTERNATIONAL REPORTS SECOND QUARTER 2003 RESULTS Backlog Grows By $198 Million Cash Grows by $75 Million
WASHINGTON GROUP INTERNATIONAL, INC. 2003—2004 FINANCIAL GUIDANCE PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS Unaudited ($ in Millions)
Markets Served
WASHINGTON GROUP INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data) (UNAUDITED)
WASHINGTON GROUP INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (In thousands except per share data) (UNAUDITED)
WASHINGTON GROUP INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (In thousands except per share data) (UNAUDITED)
WASHINGTON GROUP INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (UNAUDITED)
WASHINGTON GROUP INTERNATIONAL, INC. SEGMENT INFORMATION (UNAUDITED)
WASHINGTON GROUP INTERNATIONAL, INC. RECONCILIATION OF GAAP SEGMENT INFORMATION TO PRO FORMA FINANCIAL INFORMATION FOR THE SIX MONTHS ENDED JUNE 28, 2002 (UNAUDITED)